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NEWS RELEASE                                                      [TENNECO LOGO]



Contacts:   Jane Ostrander
            Media Relations
            847 482-5607
            jostrander@tenneco.com

            Leslie Hunziker
            Investor Relations
            847 482-5042
            lhunziker@tenneco.com


                    TENNECO ANNOUNCES EXECUTIVE APPOINTMENTS

Lake Forest, Illinois, May 9, 2007 -- Tenneco Inc. (NYSE: TEN) announced two executive appointments today. David Wardell has been named Tenneco's new senior vice president, general counsel and corporate secretary. Karel Van Bael has been promoted to vice president and general manager for the original equipment ride control business, Europe. Both appointments are effective immediately.

"We are very pleased to welcome David Wardell to Tenneco. He brings with him an impressive legal background and a wealth of corporate law experience," said Gregg Sherrill, Tenneco Chairman and CEO. "We are also delighted that Karel will be joining our senior management team. His deep knowledge and experience in our Europe OE ride control business makes him the perfect choice for this key leadership role."

Mr. Wardell comes from Abbott Laboratories, where he held positions of increasing responsibility, including several leadership positions in International Legal Operations. Most recently, he served as associate general counsel and divisional vice president, Pharmaceutical Products Group Legal Operations. Before joining Abbott, Mr. Wardell served as assistant counsel in the International Law department for Bristol-Myers Squibb Company. He also worked as associate counsel for Clairol Incorporated, a Bristol-Myers Squibb subsidiary. Prior to his 10 years at Bristol-Myers Squibb, Mr. Wardell was an assistant district attorney in the New York County District Attorney's Office. He graduated with an AB from Princeton University and a JD from Case Western Reserve University School of Law.

Mr. Van Bael had been serving as interim general manager of the company's European OE ride control business unit since March 1, 2007. Previously, since 2002, he served as executive director of operations, responsible for all ride control manufacturing and aftermarket distribution throughout Europe. Previously, Van Bael held a number of ride control positions with increasing responsibilities in the areas of sales, engineering and operations, including


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plant manager of Tenneco's Sint Truiden, Belgium facility; Director of OE sales and engineering for Monroe Europe; and vice president of operations, Monroe Europe. He joined Tenneco in 1969.

Tenneco is a $4.7 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,000 employees worldwide. Tenneco is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe(R), Walker(R), Gillet(TM) and Clevite(R)Elastomer brand names. Among its products are Sensa-Trac(R) and Monroe Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(R) mufflers, Dynomax(R) performance exhaust products, and Clevite(R)Elastomer noise, vibration and harshness control components.